UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ULTRALIFE CORPORATION
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ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

May 1, 2009

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Ultralife Corporation on Tuesday, June 9, 2009 at 10:30 A.M. at our corporate offices, 2000 Technology Parkway, Newark, New York 14513.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. This package also contains our 2008 Annual Report to Shareholders, which includes our Form 10-K for the fiscal year ended December 31, 2008 and which sets forth important business and financial information concerning your Company.

We hope that you will be able to attend this year’s Annual Meeting.

Very truly yours,

John D. Kavazanjian
President and Chief Executive Officer

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2009

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Ultralife Corporation will be held on Tuesday, June 9, 2009 at 10:30 A.M. at our corporate offices, 2000 Technology Parkway, Newark, New York 14513 for the following purposes:

1. to elect eight directors for a term of one year and until their successors are duly elected and qualified;

2. to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. to transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record of our common stock, par value $.10 per share, at the close of business on April 15, 2009 are entitled to receive notice of, and to vote at and attend the meeting. If you do not plan to attend the meeting in person, please complete, date and sign the enclosed proxy, which is solicited by our Board of Directors, and return it promptly in the enclosed envelope. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

Our 2008 Annual Report to Shareholders, which includes our Form 10-K for the fiscal year ended December 31, 2008, is enclosed.

By Order of the Board of Directors

Patricia C. Barron
Chair of the Board of Directors

Dated: May 1, 2009

IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513
(315) 332-7100

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this proxy statement to our shareholders in connection with our Board of Directors’ solicitation of proxies for use at our 2009 Annual Meeting of Shareholders, which we refer to in this proxy statement as the Meeting, to be held on Tuesday, June 9, 2009, at 10:30 A.M. and at any adjournments thereof. The Meeting will be held at our corporate offices, 2000 Technology Parkway, Newark, New York 14513.

The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to our shareholders is May 1, 2009.

When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the shareholder’s directions. If the proxy is signed, dated and returned without choices having been specified, the shares will be voted FOR the election of each director-nominee named therein, and FOR the other proposals identified therein. If for any reason any of the nominees for election as directors become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitute nominees proposed by our Board of Directors. A shareholder has the right to revoke a previously granted proxy at any time before it is voted by filing with the Corporate Secretary of Ultralife Corporation, which we refer to in this proxy statement as we, our, us, or the Company, a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy at the Meeting and voting in person.

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telefax or similar transmission. We will reimburse record holders for expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

Only shareholders of record at the close of business on April 15, 2009 are entitled to notice of, and to vote at, the Meeting. As of April 15, 2009, there were 17,250,697 shares of our common stock, par value $.10 per share, issued and outstanding, each entitled to one vote per share at the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 9, 2009

As required by the rules adopted by the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, we are making this proxy statement and our annual report to shareholders available on the Internet.

The proxy statement and annual report to shareholders are available at http://investor.ultralifecorp.com.

For directions to the Meeting, please visit http://www.ulbi.com/company.php?ID=2&topn.

Quorum

A majority of the outstanding shares of our common stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. For purposes of determining whether a quorum is present, shareholders of record who are present at the Meeting in person or by proxy are considered to be present at the Meeting.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal	Vote Required

1. Election of directors	Plurality of the votes duly cast at the Meeting
2. Ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009	Majority of the votes duly cast at the Meeting*

*	The selection of BDO Seidman, LLP is being presented to our shareholders for ratification. The Audit and Finance Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the Meeting are considered to be present for the purpose of determining whether a quorum exists and are entitled to vote on all proposals properly brought before the Meeting.

Abstentions will have no effect on the election of directors; however, abstentions will have the effect of voting against the proposal to ratify the selection of our independent registered public accounting firm because abstentions are deemed to be present and entitled to vote but do not count toward the affirmative vote required to approve the proposal.

Broker Non-Votes

If you own your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion under the rules governing brokers who have record ownership of shares that they hold in street name for their clients to vote your shares on routine matters but not otherwise. As a result, your broker may exercise discretion to vote your shares with respect to the election of directors and the ratification of the selection of our independent registered public accounting firm, because these are considered routine matters.

A broker non-vote occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions. Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement but are not counted for purposes of determining the number of shares entitled to vote on non-routine matters.

CORPORATE GOVERNANCE

General

Pursuant to the General Corporation Law of the State of Delaware, the state under which we were organized, and our By-laws, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of our Board of Directors are kept informed of Company business through discussions with our Chief Executive Officer and other corporate officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Our Board of Directors has determined that all of our directors (other than Mr. Kavazanjian, who serves as our President and Chief Executive Officer) are “independent” for purposes of the listing standards of the Nasdaq Stock Market.

Our Board of Directors has four standing committees: an Audit and Finance Committee, a Governance Committee, a Compensation and Management Committee, and a Strategy and Corporate Development Committee (formerly the Mergers and Acquisitions Committee). During 2008, our Board of Directors held seven meetings and the committees of our Board of Directors held a total of 26 meetings. Ms. Barron, our non-executive Chair of the Board of Directors, serves as a non-voting ex-officio member of all Board committees. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings held by all committees of the Board on which he or she served.

Our Board of Directors has adopted a charter for each of the four standing committees that addresses the composition and function of each committee and has also adopted Corporate Governance Principles that address the composition and function of the Board of Directors. These charters and Corporate Governance Principles are available on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.”

Our Board of Directors has determined that all of the directors who serve on these committees are “independent” for purposes of the listing standards of the Nasdaq Stock Market, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. Our Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment, compensation history, affiliations and family and other relationships, and on follow-up discussions.

Committees of the Board of Directors

Audit and Finance Committee

The current members of the Audit and Finance Committee are Paula H.J. Cholmondeley (Chair), Carole Lewis Anderson and Anthony J. Cavanna. This committee selects our independent registered public accounting firm and has oversight responsibility for reviewing the scope and results of the independent registered public accounting firm’s annual examination of our financial statements and the quality and integrity of those financial statements. Further, the committee reviews the qualifications and independence of the independent registered public accounting firm, and meets with our financial management and the independent registered public accounting firm to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition. The Audit and Finance Committee met nine times during 2008.

Our Board of Directors has determined that each of the members of the Audit and Finance Committee is “financially literate” in accordance with the listing standards of the Nasdaq Stock Market. In addition, our Board of Directors has determined that both Ms. Cholmondeley and Mr. Cavanna qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Governance Committee

The current members of the Governance Committee are Carole Lewis Anderson (Chair), Paula H.J. Cholmondeley, Daniel W. Christman and Ranjit C. Singh. This committee reviews the performance and compensation of our directors, makes recommendations to our Board of Directors for membership and committee assignments and for the compensation of our directors, and manages the annual evaluation of the performance of our Chief Executive Officer. The Governance Committee met six times during 2008.

The Governance Committee identifies potential nominees for directors based on its own research for appropriate candidates as well as on recommendations received by directors or from shareholders as described below. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The committee may also ask the candidate to meet with management and other members of our Board of Directors. In evaluating a candidate, the

Board of Directors, with the assistance of the Governance Committee, takes into account a variety of factors as described in our Corporate Governance Principles.

Compensation and Management Committee

The current members of the Compensation and Management Committee are Daniel W. Christman (Chair), Anthony J. Cavanna, Ranjit C. Singh and Bradford T. Whitmore. The Compensation and Management Committee has general responsibility for determining the compensation of officers elected by our Board of Directors, granting stock options and restricted stock and otherwise administering our equity compensation plans, and approving and administering any other compensation plans or agreements. Our Restated 2004 Long-Term Incentive Plan, which we refer to in this proxy statement as the Restated LTIP, is administered by the Compensation and Management Committee. The Compensation and Management Committee met seven times during 2008.

Strategy and Corporate Development Committee

The current members of the Strategy and Corporate Development Committee are Ranjit C. Singh (Chair), Carole Lewis Anderson, Anthony J. Cavanna and Bradford T. Whitmore. The Strategy and Development Committee is responsible for working with management to develop corporate strategy and for identifying and evaluating acquisition opportunities. The Strategy and Corporate Development Committee met four times during 2008.

Shareholder Recommendations for Director Nominations

As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board of Directors, including nominations submitted by shareholders. Such recommendations, if any, should be sent to Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director, if elected. The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation.

Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. The Governance Committee considers the composition and size of the existing Board of Directors, along with other factors, in making its determination to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board of Directors. In evaluating a candidate, our Board of Directors, with the assistance of the Governance Committee, takes into account a variety of factors as described in our Corporate Governance Principles.

Annual Meeting Attendance

Our policy is that all of the directors, absent special circumstances, should attend our annual meeting of shareholders. A regular meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders. All directors attended last year’s annual meeting of shareholders.

Executive Sessions

Our Corporate Governance Principles require our Board of Directors to meet in executive session regularly by requiring our independent directors to have at least four regularly-scheduled meetings per year without management present. Our Board of Directors met in executive session four times during 2008. In addition, our standing committees meet in executive session on a regular basis.

Communicating with the Board of Directors

Shareholders interested in communicating directly with our Board of Directors as a group may do so in writing to our Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. The Corporate Secretary will review all such correspondence and forward to our Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit and Finance Committee and handled in accordance with the procedures established by the Audit and Finance Committee with respect to such matters.

Code of Ethics

We have a Code of Ethics applicable to all employees, including the Principal Executive Officer and the Principal Financial Officer, and, to the extent it applies to their activities, all members of the Board of Directors. Our Code of Ethics incorporates the elements of a code of ethics specified in Item 406 of Regulation S-K and also complies with the Nasdaq Stock Market requirements for a code of conduct. Shareholders can find a link to this Code of Ethics on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.” We intend to post amendments to or waivers (whether expressed or implied) from the Code of Ethics (to the extent applicable to the Principal Executive Officer or Principal Financial Officer) at the same location on our website as the Code of Ethics.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has eight directors, all of whom have been nominated to serve for an additional one year term. If elected, each director standing for election shall serve until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. The names of, and certain information with respect to, the persons nominated for election as directors are presented below.

Name	Age	Present Principal Occupation and Employment History

Carole Lewis Anderson	64	Ms. Anderson has been a director of the Company since June 2006 and is a co-founder and principal of Suburban Capital Markets, Inc., a commercial real estate finance company. Prior to her affiliation with Suburban, Ms. Anderson was President and Chief Executive Officer of MNC Investment Bank and Managing Director for Merger and Acquisition Services. Prior to joining MNC Investment Bank, Ms. Anderson served for two years as Senior Vice President for Corporate Development of Hasbro Inc. and as President of its Infant Products Division. Prior to that, she was Managing Director, Mergers and Acquisitions at Paine Webber Inc.
Patricia C. Barron	66	Ms. Barron has been a director of the Company since December 2000 and has served as Chair of the Board of Directors since June 2007. Ms. Barron serves as Lead Director of Quaker Chemical Corporation, and as a director of Teleflex Incorporated and United Services Automobile Association, an insurance mutual corporation. She also serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron had a 28-year career in business. She was an Associate at McKinsey and Company and then moved to Xerox Corporation where she became a corporate officer and held the positions of Vice President of Business Operation Support, President of Engineering Systems and President of Office Document Products. Most recently, she has been a Clinical Associate Professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership.

Name	Age	Present Principal Occupation and Employment History

Anthony J. Cavanna	69	Mr. Cavanna, who is currently retired, has been a director of the Company since December 2003. From August 2005 to August 2007, he returned from retirement to serve as the Chief Executive Officer and Chairman of the Board of Directors of Trex Company, Inc., the nation’s largest manufacturer of alternative decking products. Prior to his retirement in 2003, he served as the Executive Vice President, Chief Financial Officer and director of Trex Company, Inc. and its predecessor company, Trex Company, LLC. Before forming Trex Company, LLC in 1996 by leading a management buyout from Mobil Chemical Company, Mr. Cavanna spent 33 years with Mobil and held a variety of positions, including Group Vice President, Vice President-Planning and Finance, Vice President of Mobil Chemical and General Manager of its Films Division Worldwide, President and General Manager of Mobil Plastics Europe and Vice President-Planning and Supply of the Films Division.
Daniel W. Christman	65	Mr. Christman was appointed to the Board of Directors in August 2001. He is currently Senior Counselor for the U.S. Chamber of Commerce, where he served for six years as its Senior Vice President for International Affairs. He was previously the Executive Director of the Kimsey Foundation in Washington, D.C. Prior to that, Mr. Christman served a 36 year career with the U.S. Army, retiring as a lieutenant general in 2001. His final appointment was Superintendent of the U.S. Military Academy at West Point, New York from June 1996 until July 2001. He currently serves as a director of United Services Automobile Association, an insurance mutual corporation and Entegris, Inc., a semi-conductor equipment manufacturer.
Paula H.J. Cholmondeley	62	Ms. Cholmondeley has been a director of the Company since June 2004. She is currently an independent strategy consultant with accounting expertise. From 2000 to 2004, she was Vice President and General Manager, Specialty Products of Sappi Fine Paper, North America. She has occupied management positions in Owens Corning, Westinghouse Elevator, the Faxon Company and Blue Cross Blue Shield of Greater Philadelphia. Ms. Cholmondeley is a former certified public accountant and our Sarbanes-Oxley “audit committee financial expert” and currently serves on the Board of Directors of Dentsply International, Inc., Minerals Technology Inc., Albany International Corp., Terex Corporation and as an independent trustee of Nationwide Mutual Funds.
John D. Kavazanjian	58	Mr. Kavazanjian was elected as the Company’s President and Chief Executive Officer effective July 12, 1999 and as a director on August 25, 1999. Prior to joining the Company, Mr. Kavazanjian worked for Xerox Corporation from 1994 in several capacities, most recently as Corporate Vice President, Chief Technology Officer, Document Services Group. From 1992 until 1994, he was the Senior Vice President, Operations for Kendal Square Research Corporation, a high performance computer manufacturer. Mr. Kavazanjian also serves on the Board of Directors of Newark-Wayne Community Hospital.

Name	Age	Present Principal Occupation and Employment History

Ranjit C. Singh	56	Mr. Singh has been a director of the Company since August 2000, and served as Chairman of the Board from December 2001 to June 2007. Mr. Singh is currently Chief Executive Officer of CSR Consulting Group, which provides business and technology consulting services. He previously served as President and Chief Executive Officer of Aptara, Inc. (formerly known as Tech Books), a content outsourcing services company, from February 2003 until July 2008. From February 2002 to February 2003, Mr. Singh served as President and Chief Executive Officer of Reliacast Inc., a video streaming software and services company. Prior to that, he was President and Chief Operating Officer of ContentGuard, which develops and markets digital property rights software. Before joining ContentGuard earlier in 2000, Mr. Singh worked for Xerox as a corporate Senior Vice President in various assignments related to software businesses. Mr. Singh joined Xerox in 1997, having come from Citibank where he was Vice President of Global Distributed Computing. Prior to that, he was a principal at two start-up companies and also held executive positions at Data General and Digital Equipment Corporation. Since January 2005, Mr. Singh has served on the Board of Directors of Authentidate Holding Corp.
Bradford T. Whitmore	51	Mr. Whitmore has been a director of the Company since June 2007. Since 1985, he has been the Managing Partner of Grace Brothers, Ltd., an investment firm which holds approximately 26.2% of the outstanding shares of our common stock. Within the past five years, Mr. Whitmore has served as a director of Ladish Co. as well as several non-public companies and not-for-profit organizations.

Our Board of Directors has approved the above-named nominees for directors. Our Board of Directors recommends a vote FOR all of these nominees.

DIRECTORS’ COMPENSATION

We use a combination of cash compensation and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In 2006, we retained an executive compensation consultant to conduct a survey of certain of our peer group companies to ascertain whether our overall executive compensation was appropriate and balanced. Our practice is to resurvey every two to three years unless we perceive that there has been a major change in the Company or the market which would warrant a more frequent survey. At the direction of our Governance Committee, management undertook a review of director compensation at those same peer group companies and provided their conclusions to our Governance Committee. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties to the Company, the skill-level required by members of our Board of Directors, and, based on an independent review by our external compensation consultant and other publicly available director compensation data, the compensation paid to directors in similar sized organizations in our industry. After reviewing the information provided, our Board of Directors approved a new director compensation program in June 2006 that became effective July 1, 2007. The program remains designed to deliver annual director compensation at approximately the median of companies in similar industries and of similar size. In 2008, the director compensation program was changed to replace restricted share awards with awards of unrestricted common stock. The cash component of director compensation remained the same.

Directors’ Cash Compensation

During 2008, each non-employee director received a $3,000 quarterly retainer, and the Chair of the Board received a $5,000 quarterly retainer. Each non-employee director also received $1,000 for each board meeting attended whether a regularly scheduled meeting or a specially called meeting, and regardless of whether attendance was in person or by telephone. Each non-employee director also received $750 for each meeting of the four standing committee meetings attended as a committee member, whether in person or by telephone. The Chair of the Audit and Finance Committee received a $2,500 quarterly retainer, the Chairs of the Governance Committee and the

Compensation and Management Committee received a $1,250 quarterly retainer and the Chair of the Strategy and Corporate Development Committee received a $250 quarterly retainer. For board and committee service during 2008, we paid our directors an aggregate $231,005.

Directors’ Stock-Based Incentive Compensation

At their meeting on June 5, 2008, our Board of Directors changed the compensation program that was adopted in June 2006 to provide that each director will receive an annual award of shares of our common stock without any restrictions. Previously, we had compensated our directors with restricted stock awards. For the July 2008 stock award, the Board determined that the aggregate value of the award for each non-employee director should remain at $40,000 and that the aggregate value of the award for the Board Chair should remain at $66,000. These grants of common stock will be granted in four equal installments on August 15, 2008, November 15, 2008, February 15, 2009 and May 15, 2009. A director must remain a member of the Board of Directors throughout the year in order to be awarded each of the four installments. To determine the number of shares of common stock to award based on this valuation, the value of each quarterly award, which is $10,000 for each director other than the Board Chair and $16,500 for the Board Chair, is divided by the value weighted average price of the common stock on the grant date of the award. On August 15, 2008, each incumbent non-employee director received 944 shares of common stock and the Chair of the Board of Directors received a total of 1,558 shares of common stock.

In October 2008, our Board of Directors authorized a share repurchase program of up to $10,000,000 of our common stock to be implemented over the course of a six-month period. While our share repurchase program was in effect, the Board of Directors adopted a policy to permit directors to elect to receive their stock-based incentive compensation in cash or common stock, or a combination of both. On November 19, 2008, each incumbent non-employee director was entitled to receive 1,071 shares of common stock and the Chair of the Board of Directors was entitled to receive a total of 1,767 shares of common stock. Ms. Cholmondeley and Mr. Christman each elected to receive their awards in cash so that each received a $10,000 cash award in lieu of their 1,071 share award. Ms. Anderson elected to receive a cash award of $5,005 and a share award of 535 shares of common stock.

Equity burn rate analysis is a measure of dilution that shows how rapidly a company is using its shares reserved for equity compensation plans. This analysis is frequently used by institutional investors to determine whether they should support or reject equity compensation proposals submitted to a company’s shareholders for approval. To calculate a company’s equity burn rate percentage, the sum of the total number of shares represented by stock options granted in a fiscal year, plus two times the total number of shares of restricted stock or other stock awards awarded in that year, is divided by the gross number of shares outstanding at the end of that year. We have worked to maintain an average annual equity burn rate for the fiscal years ending December 31, 2006, 2007 and 2008 not exceeding 2.93%. This equity burn rate of 2.93% corresponds to the current mean plus one standard deviation of the Standard & Poor’s Global Industry Classification Standards peer group pertinent to us and is slightly lower than our average annual equity burn rate of 3.12% for the fiscal years ended December 31, 2003, 2004 and 2005. Our burn rates for the fiscal years ended December 31, 2006, 2007 and 2008 were 4.95%, 2.39% and 1.08%, respectively. Accordingly, we successfully met our intent to maintain an average annual equity burn rate not exceeding 2.93% for the fiscal years ending December 31, 2006, 2007 and 2008.

Our directors also have share ownership guidelines which require them to hold shares at least equal in value to the amount of their annual cash retainer. Directors have three years to achieve the required ownership. Furthermore, until the required share ownership guidelines are met, directors are required to hold at least 50% of all vested after-tax shares and 50% of shares received on exercise of stock options. Currently, all of our directors meet the share ownership guidelines.

Director Compensation for 2008

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned or	Stock Awards	Total
Name (1)	Paid in Cash ($)	($)(2)(3)	($)

Carole Lewis Anderson	38,880	32,097	70,977
Patricia C. Barron	26,000	61,221	87,221
Anthony J. Cavanna	30,750	37,102	67,852
Paula H.J. Cholmondeley	44,750	27,102	71,852
Daniel W. Christman	38,625	27,102	65,727
Ranjit C. Singh	27,250	37,102	64,352
Bradford T. Whitmore	24,750	37,102	61,852

(1)	John D. Kavazanjian is ineligible to receive compensation for his service as a director because he is an employee of the Company, serving as our President and Chief Executive Officer.

(2)	The amounts set forth in this column reflect shares of common stock granted during 2008 and the amount recognized as compensation cost for prior restricted stock awards during 2008 for financial statement purposes in accordance with Statement of Financial Accounting Standards, No. 123 (Revised 2004), Share-Based Payment, referred to in this proxy statement as SFAS 123R. Additional information related to the calculation of the compensation cost is set forth in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The number of shares granted in 2008 and the grant date fair value of such grants, are set forth below.

			Grant Date
Name	Grant Date	Shares (#)	Fair Value ($)

Carole Lewis Anderson	8/15/08	944	9,996
Carole Lewis Anderson	11/19/08	535	4,995
Patricia C. Barron	8/15/08	1,558	16,497
Patricia C. Barron	11/19/08	1,767	16,498
Anthony J. Cavanna	8/15/08	944	9,996
Anthony J. Cavanna	11/19/08	1,071	10,000
Paula H.J. Cholmondeley	8/15/08	944	9,996
Paula H.J. Cholmondeley	11/19/08	0	0
Daniel W. Christman	8/15/08	944	9,996
Daniel W. Christman	11/19/08	0	0
Ranjit C. Singh	8/15/08	944	9,996
Ranjit C. Singh	11/19/08	1,071	10,000
Bradford T. Whitmore	8/15/08	944	9,996
Bradford T. Whitmore	11/19/08	1,071	10,000

(3)	The time vested restricted shares granted to our non-employee directors on July 2, 2007 vested in four equal installments on August 15, 2007, November 15, 2007, February 15, 2008 and May 15, 2008.

PROPOSAL 2

RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP, independent registered public accountants, served as our independent registered public accounting firm in connection with the audit of our financial statements for 2007 and 2008.

Our Audit and Finance Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for 2009. This selection will be presented to our shareholders for their ratification at the Meeting. Our Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the shareholders do not ratify this selection, the Audit and Finance Committee will seek to identify and address the reason or reasons why the shareholders did not ratify the committee’s selection.

We have been advised by BDO Seidman, LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, we intend to give such representative an opportunity to make any statements if he or she should so desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by BDO Seidman, LLP for 2007 and 2008 were:

	2007	2008

Audit Fees	$701,799	$592,672
Audit-Related Fees	0	0
Tax Fees	10,000	12,500
All Other Fees	0	0

Total	$711,799	$605,172

Audit Fees

Audit fees for 2007 and 2008, respectively, were for professional services rendered for the audits of our consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, consents, consultation on accounting matters and review of documents filed with the SEC.

Audit-Related Fees

There were no audit-related fees for 2007 and 2008.

Tax Fees

Tax fees for 2007 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

All Other Fees

There were no other fees for 2007 and 2008.

Our Audit and Finance Committee has not adopted pre-approval policies and procedures for audit and non-audit services. Accordingly, this proxy statement does not include disclosure regarding pre-approval policies and procedures and related information. The engagement of BDO Seidman, LLP for tax services during 2007 and 2008 was limited to circumstances where those services were considered integral to the audit services that it provided or where there was another compelling rationale for using BDO Seidman, LLP. All audit, audit-related and permitted non-audit services for which BDO Seidman, LLP was engaged were pre-approved by our Audit and Finance Committee in compliance with applicable SEC requirements.

EXECUTIVE OFFICERS

The names of, and certain information with respect to, our executive officers who are not director nominees are presented below.

Name	Age	Present Principal Occupation and Employment History

Julius M. Cirin	55	Mr. Cirin, a battery industry veteran, was named Vice President of Corporate Marketing and Technology in February 2006, having served as Vice President of Corporate Marketing since August 2000. He joined us as Director of Marketing in March 1991 at our founding. Prior to this, Mr. Cirin served as Quality Assurance Manager for Eastman Kodak Company in the Ultra Technologies Division from 1986 to 1989. From 1979 to 1986, Mr. Cirin worked at Duracell USA in several product, process engineering and quality management positions. Mr. Cirin has a B.S. in Interdisciplinary Studies from St. John Fisher College.
Peter F. Comerford	51	Mr. Comerford was named Vice President of Administration and General Counsel on July 1, 1999 and was elected Corporate Secretary in December 2000. He joined us in May 1997 as Senior Corporate Counsel and was appointed Director of Administration and General Counsel in December of that year. Prior to joining us, Mr. Comerford was a practicing attorney for approximately fourteen years having worked primarily in municipal law departments including the City of Niagara Falls, New York where he served as the Corporation Counsel. Mr. Comerford has a B.A. from the State University of New York at Buffalo, an MBA from Canisius College and a J.D. from the University of San Diego School of Law.
James E. Evans	60	Mr. Evans was named Vice President of Business Operations in March 2008, having served as Vice President and General Manager of our Government and Defense Business since February 2007. He joined us in July 2006 as Vice President of the Government and Defense Business when we acquired McDowell Research Corp., where he served as Vice President of Sales and Marketing since July 2001. Prior to this, Mr. Evans served as Vice President of Sales and Marketing for Turtle Mountain Communications from January 2000 to July 2001. From November 1989 to December 1999, he was Director of Special Operations and Navy Business Development at Harris Corporation. From July 1968 to December 1989, Mr. Evans served in the U.S. Navy in the communications field where he retired with the rank of Chief Warrant Officer 3.
Philip A. Fain	54	Mr. Fain, Vice President of Business Development, joined us in March 2008. Prior to joining us, he was Managing Partner of CXO on the GO, LLC, a management-consulting firm, which he co-founded in November 2003. Prior to founding CXO on the GO, LLC, Mr. Fain served as Vice President of Finance - RayBan Sunoptics for Luxottica, SpA. Prior to the acquisition of Bausch & Lomb’s global eyewear business by Luxottica, Mr. Fain served as B&L’s Senior Vice President Finance - Global Eyewear from 1997 to 1999 and as Vice President and Controller for the US Sunglass business from 1993 to 1996. From 1983 to 1993, Mr. Fain served in various positions with B&L including executive positions in corporate accounting, finance and audit. Mr. Fain began his career as a CPA and consultant with Arthur Andersen & Co. in 1977. He received his BA in Economics from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

Name	Age	Present Principal Occupation and Employment History

Robert W. Fishback	53	Mr. Fishback joined us in December 1998 as Corporate Controller. He became Vice President of Finance and Chief Financial Officer in October 1999 and was appointed our Treasurer in December 2002. Prior to joining us, Mr. Fishback served as Controller-Shared Services for ITT Industries, a diversified manufacturing company, from 1997 to 1998. From 1995 to 1997, he was Director-Corporate Accounting for Goulds Pumps Inc., a manufacturer of industrial and commercial pumps. From 1983 to 1995, Mr. Fishback served in various managerial capacities in finance and operations with Frontier Corporation, a provider of local and long-distance telecommunications services. Mr. Fishback began his career in public accounting with Deloitte and Touche in 1978. He is a CPA and has an MBA in finance from the State University of New York at Buffalo. His undergraduate degree in accounting is from Grove City College.
Patrick R. Hanna, Jr.	60	Mr. Hanna was named Vice President of Corporate Strategy and Business Integration in February 2006, having served as our Vice President of Corporate Strategy since December 2001. He joined us in February 2000 as Director of Strategic Planning after a 23 year career with Xerox Corporation. Mr. Hanna served in many capacities in the areas of strategic and business planning development, most recently as the Strategic Planning Manager of the Xerox Internet and Software Services organization. Mr. Hanna has a B.S. in electrical engineering from Howard University and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.
Philip M. Meek	48	Mr. Meek was named Chief Operating Officer of our Stationary Power Services unit in November 2007, having served as Vice President of Manufacturing since January 2002. He joined us in August 1998 as Production Manager, and in September 1999 became Director of Primary Battery Manufacturing. Prior to this, Mr. Meek worked for Duracell USA from 1989 to 1998 where he held several manufacturing management positions at Duracell’s largest alkaline battery manufacturing facility. Mr. Meek has a B.S. from Indiana University of Pennsylvania.
Andrew J. Naukam	49	Mr. Naukam, Vice President of European Operations since December 2008, joined us in 1994 as Engineering Manager. Mr. Naukam has previously served as our Vice President of Far East Operations; Chief Operating Officer of our subsidiary, ABLE New Energy Co., Ltd; Chief Operating Officer of our McDowell Research subsidiary; Vice President of Quality Assurance, and Director of Engineering; Vice President of R&D; and Director of Manufacturing for our UK operations. Prior to working for us, Mr. Naukam worked for Hansford Manufacturing Corp. from 1991 to 1994, and as a project engineer for Bausch & Lomb’s Eyewear Division from 1989 to 1991. From 1986 to 1989, Mr. Naukam was a mechanical development engineer for the Ultra Technologies Division of Eastman Kodak Company. Mr. Naukam has a B.S. in mechanical engineering from the State University of New York at Buffalo.
William A. Schmitz	46	Mr. Schmitz, currently our Chief Operating Officer, joined us in December 1999 as Vice President, Manufacturing, Primary Batteries, and became Vice President and General Manager, Primary Batteries in 2001 and Chief Operating Officer in 2002. Before this, Mr. Schmitz worked for Bausch & Lomb from 1985 to 1999 in several positions, most recently as Director, New Product Development in the Eyewear Division from 1995 to 1999. Mr. Schmitz has an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 15, 2009 by each person known by us to beneficially own more than five percent of the outstanding shares of our common stock, with percentages based on 17,250,697 shares issued and outstanding.

	Number of Shares	Percent of Class
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

Grace Brothers, Ltd. (1)	4,518,616	26.2%
1560 Sherman Avenue, Suite 900
Evanston, IL 60201
Waddell & Reed Financial, Inc. (2)	1,776,261	10.3%
6300 Lamar Avenue
Overland Park, KS 66202
Invesco Ltd. (3)	1,474,281	8.6%
1555 Peachtree Street NE
Atlanta, GA 30309

(1)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A (Amendment No. 5) dated March 2, 2007 filed with the SEC by Grace Brothers, Ltd., an Illinois limited partnership, Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”), its general partners, that reports beneficial ownership of 4,419,542 shares of our common stock, and on a March 15, 2007 Form 4 - Statement of Changes in Beneficial Ownership, filed with the SEC by Grace Brothers, Ltd. that reports the acquisition of an additional 99,074 shares of our common stock. Grace Brothers, Ltd., Whitmore and Spurgeon share voting and dispositive power with respect to all 4,518,616 shares. The amount reported in the table excludes 32,816 shares of our common stock held by Whitmore, who has sole voting and dispositive power with respect to such shares.

(2)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to the Schedule 13G dated February 4, 2009 filed with the SEC by Waddell & Reed Financial, Inc. (“WRF”), a Delaware company, on behalf of itself and its direct and indirect subsidiaries, Waddell & Reed Financial Services, Inc. (“WRFS”), a Missouri company, Waddell & Reed, Inc. (“WRI”), a Delaware company, Waddell & Reed Investment Management Company (“WRIMC”), a Kansas company, and Ivy Investment Management Company (“IVIMC”), a Delaware company. The shares of our common stock covered by the Schedule 13G are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IVIMC, an investment advisory subsidiary of WRF or WRIMC, an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of WRFS which is in turn a subsidiary of WRF. The investment advisory contracts grant IVIMC and WRIMC all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IVIMC and WRIMC investment power over securities owned by such sub-advisory clients and, in most cases, voting power. WRF has sole voting and dispositive power (indirect) with respect to all 1,776,261 shares; WRFS and WRI each has sole voting and sole dispositive power (indirect) with respect to 1,466,961 shares; WRIMC has sole voting and sole dispositive power (direct) with respect to 1,466,961 shares; and IVIMC has sole voting and sole dispositive power (direct) with respect to 309,300 shares. The clients of IVIMC and WRIMC, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. Waddell & Reed Advisors Funds, Inc. Science and Technology Fund, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported in the Schedule 13G.

(3)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated February 10, 2009 filed with the SEC by Invesco Ltd., a Bermuda company, on behalf of itself and its subsidiaries, Invesco PowerShares Capital Management LLC (“PS US”), a United States company, and Invesco PowerShares Capital Management Ireland Ltd. (“PS Ireland”), an Ireland company. The number of shares shown is beneficially owned by Invesco Ltd., which provides investment management services to institutional and individual investors worldwide through its subsidiaries identified above. PS US has sole voting and sole dispositive power with respect to 1,473,566 shares, and PS Ireland has sole voting and sole dispositive power with respect to 715 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 15, 2009 by (1) each of our directors, (2) each of our named executive officers (as defined on page 15), and (3) all of our directors and executive officers as a group.

	Number of Shares	Percent of Class
Name of Beneficial Owner (1)	Beneficially Owned (1)	Beneficially Owned (2)

Carole Lewis Anderson (3)	15,263	*
Patricia C. Barron (4)	72,564	*
Anthony J. Cavanna (5)	53,431	*
Paula H.J. Cholmondeley (6)	41,843	*
Daniel W. Christman (7)	46,375	*
John D. Kavazanjian (8)	285,775	1.6%
Ranjit C. Singh (9)	90,419	*
Bradford T. Whitmore (10)	4,551,432	26.4%
James E. Evans (11)	20,707	*
Philip A. Fain (12)	21,987	*
Robert W. Fishback (13)	97,366	*
William A. Schmitz (14)	106,516	*
All directors and executive officers as a group (17 persons)(15)	5,659,633	31.5%

*	Less than 1%

(1)	Except as otherwise indicated, the shareholders named in this table have sole voting and investment power with respect to the shares of our common stock beneficially owned by them. The information provided in this table is based upon information provided to us by such shareholders. The table reports beneficial ownership for our directors and executive officers in accordance with Rule 13d-3 under the Exchange Act. This means all our securities over which directors and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The amounts also include shares that may be acquired by exercise of stock options prior to June 14, 2009, which shares are referred to in the footnotes to this table as “shares subject to options that may be exercised,” and, for executive officers, shares of restricted stock that are subject to vesting.

(2)	Based on 17,250,697 shares issued and outstanding.

(3)	Includes 6,000 shares subject to an option that may be exercised by Ms. Anderson.

(4)	Includes (i) 1,200 shares held jointly by Ms. Barron and her husband; and (ii) 26,909 shares subject to options that may be exercised by Ms. Barron.

(5)	Includes 28,500 shares subject to options that may be exercised by Mr. Cavanna.

(6)	Includes 30,000 shares subject to options that may be exercised by Ms. Cholmondeley.

(7)	Includes 30,091 shares subject to options that may be exercised by Mr. Christman.

(8)	Includes (i) 1,800 shares held by Mr. Kavazanjian’s wife; (ii) 155,500 shares subject to options that may be exercised by Mr. Kavazanjian; (iii) 7,432 shares of restricted stock that are subject to time vesting; and (iv) 10,000 shares of restricted stock that are subject to performance-based vesting.

(9)	Includes 63,005 shares subject to options that may be exercised by Mr. Singh.

(10)	Includes 4,518,616 shares beneficially owned by Grace Brothers, Ltd., an Illinois limited partnership. Mr. Whitmore is a general partner of Grace Brothers, Ltd. See “Security Ownership of Certain Beneficial

Owners” on page 13 for more information about Grace Brothers, Ltd. Mr. Whitmore holds 8,201 shares in a margin account.

(11)	Includes (i) 13,334 shares subject to options that may be exercised by Mr. Evans; and (ii) 3,300 shares of restricted stock that are subject to time vesting.

(12)	Includes 20,001 shares subject to options that may be exercised by Mr. Fain; and (ii) 1,986 shares of restricted stock subject to time vesting.

(13)	Includes (i) 74,600 shares subject to options that may be exercised by Mr. Fishback; (ii) 3,225 shares of restricted stock subject to time vesting; and (iii) 5,000 shares of restricted stock subject to performance-based vesting.

(14)	Includes (i) 300 shares held by Mr. Schmitz’s wife; (ii) 76,150 shares subject to options that may be exercised by Mr. Schmitz; (iii) 5,608 shares of restricted stock subject to time vesting; and (iii) 5,000 shares of restricted stock subject to performance-based vesting.

(15)	Includes (i) 698,223 shares subject to options that may be exercised by directors and executive officers; (ii) 32,150 shares of restricted stock subject to time vesting; and (iii) 31,000 shares of restricted stock subject to performance-based vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and our other equity securities. To our knowledge, based solely on the written representations of our directors and executive officers and the copies of such reports filed with the SEC during 2008, all Section 16(a) filings applicable to our officers, directors and more than 10% beneficial owners were filed in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Management Committee of the Board of Directors, referred to in this proxy statement as the Committee, has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The following discussion focuses on the compensation of five individuals: our Principal Executive Officer, Principal Financial Officer and the three other executive officers of the Company who were the most highly compensated during 2008. Throughout this proxy statement, these five individuals are referred to as the Named Executive Officers. They are: John D. Kavazanjian, our President and Chief Executive Officer; Robert W. Fishback, our Vice President of Finance and Chief Financial Officer; William A. Schmitz, our Chief Operating Officer; Philip A. Fain, our Vice President of Business Development; and James E. Evans, our Vice President of Business Operations.

The following discussion explains the components of compensation that we paid to our Named Executive Officers during 2008, as presented in the 2008 Summary Compensation Table, the footnotes to that table and the narrative discussion relating thereto beginning on page 25 of this proxy statement. Although the discussion focuses primarily on 2008 compensation, it also includes information relating to prior years as well as compensation matters addressed by the Committee that will impact 2009 compensation. We believe the inclusion of this additional information puts our overall 2008 compensation in better context.

Much of the compensation that we paid to our Named Executive Officers was paid in accordance with programs or plans in which the executive officers, other than our Named Executive Officers, participated. Those other executive officers are: Julius M. Cirin, our Vice President of Corporate Marketing and Technology; Peter F. Comerford, our Vice President of Administration and General Counsel; Patrick R. Hanna, Jr., our Vice President of

Corporate Strategy and Business Integration; Philip M. Meek, the Chief Operating Officer of our Stationary Power Services unit; and Andrew J. Naukam, our Vice President of European Operations.

In the context of this proxy statement, when we refer to executives or executive officers generally, we are referring to all of the executive officers identified above as a group, including the Named Executive Officers.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to align the interests of our executive officers with those of our shareholders by rewarding performance that enhances the long-term objective of increasing shareholder value. The Committee establishes specific annual, long-term and strategic goals and rewards executive officer performance that meets and exceeds those goals. In addition, we expect our executive officers to work to these objectives while maintaining the highest ethical standards.

We base our executive compensation policies on the same principles that guide us in establishing all of our compensation programs. We design compensation programs to attract, retain and motivate talented individuals. In particular:

•	We base compensation decisions on a combination of the level of job responsibility, individual performance and our performance. Generally, as employees progress to higher levels in the Company, an increasing proportion of their pay is linked to our performance and shareholder returns.

•	Our goal is to have our compensation package reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term focus required for success in our industry, but we also work to achieve an appropriate balance between short-term and long-term compensation in order to adequately motivate our employees.

To this end, the Committee reviews our executive compensation program annually to assess if we are able to attract and retain exceptionally talented executives, and to ensure that the total compensation paid to our executive officers, including our Named Executive Officers, is fair, reasonable and competitive. The Committee also ensures that our total compensation is linked to our ability to meet our annual financial and non-financial goals, and longer-term, to drive strong levels of shareholder return.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. In furtherance of this, the Committee engaged DolmatConnell & Partners, an executive compensation consulting firm, during 2006 to conduct a review of the total compensation program for our executives. DolmatConnell provided the Committee with relevant market data and alternatives to consider when making compensation decisions for our President and Chief Executive Officer and other executive officers. The Committee decided that it would continue to rely on the 2006 data during its December 2007 review of executive compensation and that it would continue in 2008 to move executive compensation to the 50th percentile of our peer group. This decision was based on the Committee’s determination that our executives had not yet been moved near the midpoint of the peer group range, a goal set by the Committee in 2007. Further, the Committee decided it would re-evaluate the relevant peer group and the appropriate market data during 2008 in light of the dramatic changes that we have undergone since the 2006 survey. The Committee wanted to ensure that our executive compensation program was still promoting our operational success and was aligned with our compensation philosophy and objectives.

In this light, DolmatConnell was engaged to re-evaluate our overall executive compensation program in September of 2008 and to revisit the composition of our peer group. DolmatConnell was asked to recommend to the

Committee appropriate changes for 2009 in order to make the peer group more relevant to us and the markets we serve. The Committee developed peer group selection criteria based on public companies with:

•	Active trading markets for their securities

•	Annual revenues of between $120 million and $480 million

•	Market capitalization of between $70 million and $600 million

•	Products and industry similar to those of the Company (electrical products; wire and cable manufacturing)

DolmatConnell then removed from our prior peer group companies that had recently been acquired as well as companies that no longer fit within the financial criteria established by the Committee. It identified candidates to be added to the peer group based on an assessment of direct product competitors listed in Hoover’s database, an identification of companies that list us in their peer groups, information from companies in the local labor market and companies that generally operate within the same industries as us. An updated peer group listing was then reviewed by our President and Chief Executive Officer and Vice President of Corporate Human Resources and submitted to the Committee for review. The Committee approved a new peer group which retained eight companies from the prior group, removed six companies from the prior group and added eight new companies based on the new selection criteria and recommendations of our consultant.

In making compensation decisions, the Committee compares each element of total compensation against compensation data compiled by our outside consulting firm from companies of similar size and industry orientation. A significant percentage of compensation is allocated to incentive compensation in order to link executives’ compensation to our performance. The Committee reviews information provided by the outside consultant to determine the appropriate level and mix of base salary with incentive compensation and benefits.

During 2007 and 2008, our outside consulting firm provided executive compensation competitive data from two primary sources: a peer group, which was reviewed and approved by the Committee, and an industry standard executive compensation survey. The peer group for those years was a set of 14 U.S.-based, public firms focused in the power generation and storage industry with revenues between $50 million and $200 million. It was comprised of the following companies:

• Arotech Corporation	• Excel Technology, Inc.
• Bel Fuse, Inc.	• Motorcar Parts of America, Inc.
• Comarco, Inc.	• Quantum Fuel Systems Technologies Worldwide, Inc.
• Distributed Energy Systems Corp.	• SL Industries Inc.
• Electro Scientific Industries Inc.	• Spectrum Control, Inc.
• Energy Conversion Devices Inc.	• SunPower Corporation
• Evergreen Solar, Inc.	• Vicor Corp.

As a result of the survey conducted by DolmatConnell in September 2008, the Committee revised the composition of the peer group. It further decided that, based on the recommendations of DolmatConnell, the competitive evaluation of the compensation of our Named Executive Officers should be based solely on an analysis of the peer group data and not on any industry standard executive compensation survey. The peer group for establishing 2009 compensation for our Named Executive Officers is comprised of the following companies:

• Advanced Energy Industries, Inc.	• Greatbatch, Inc.
• AeroVironmento, Inc.	• LaBarge, Inc.
• AZZ, Inc.	• Motorcar Parts of America, Inc.
• Bel Fuse, Inc.	• Performed Line Products Co.
• C&D Technologies, Inc.	• Quantum Fuel Systems
• Electro Scientific Industries Inc.	Technologies Worldwide, Inc.
• EMCORE Corp.	• SL Industries Inc.
• Excel Technology, Inc.	• Spectrum Control, Inc.
• Vicor Corp.

Role of Executive Officers in Compensation Decisions

The Committee makes final compensation decisions relative to base salary, cash (short term) incentives and equity (long term) incentives for all executive officers other than the President and Chief Executive Officer based on the recommendations of the President and Chief Executive Officer. The compensation of our President and Chief Executive Officer is developed by the Committee, based on input from our compensation consultant. The Committee then submits its recommendation to our Board of Directors for final review and approval.

The President and Chief Executive Officer annually reviews the performance of each executive officer, other than himself, whose performance is reviewed by the Committee. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Compensation and Management Committee Activity

The Committee recognizes the importance of maintaining sound principles for the development and administration of executive compensation and took steps in 2008 and the beginning of 2009 to enhance the Committee’s ability to effectively carry out its responsibilities as well as to ensure that there are strong links between executive pay and performance. Examples of the Committee’s actions include:

•	Review and evaluation of executives against personal and Company goals and utilization of that evaluation to set compensation levels.

•	Participation in the setting of individual performance goals for 2009 for each executive officer.

•	Meeting in executive sessions without management present.

•	Approval of 2009 base salary increases for the executive officers.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for the Named Executive Officers and the other executive officers were:

•	base salary;

•	performance-based annual cash-based incentive compensation; and

•	long-term equity incentive compensation.

Base Salary

We provide Named Executive Officers and other executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each individual based on his position and responsibility by using market and peer group data. Base salary ranges for other executive officers are determined for each individual based on a composite of published executive compensation surveys gathered by DolmatConnell.

During its review of base salaries for executives, the Committee primarily considers:

•	competitive pay practices;

•	the performance of the executive including any change in the responsibilities assumed by the executive; and

•	our performance.

Base salary levels are considered annually as part of our performance review process as well as upon any changes in job responsibility. Merit based increases to salaries of executives are based on the President and Chief Executive Officer’s recommendation and, where possible, the Committee’s assessment of the individual’s performance. Base salaries, as determined by a study conducted by our compensation consultant in 2006, were found to be significantly below market norms for comparable companies. In this light, the Committee approved increases during 2007, for the 2008 fiscal year, that better aligned executive salaries with the market, moving them toward approximately the 50th percentile of our peer group, based on the 2006 survey. In fixing executives’ base salaries for 2009, the Committee approved modest increases, continuing to move them toward the 50th percentile of our new peer group as established at the end of 2008.

Performance-Based Annual Cash-Based Incentive Compensation

At the beginning of 2006, we implemented a new short-term cash incentive plan, referred to in this proxy statement as the STIP, for executive officers which we continued in 2007 and 2008. The Committee implemented the STIP as a means of rewarding executive officers for their performance during the fiscal year and to assist in achieving the Committee’s stated goal of moving executive compensation to the 50th percentile of our peer group. This element of compensation fits into the Committee’s stated objective of remaining competitive with the pay of other employers which compete with us for talent.

For 2007, Mr. Kavazanjian was eligible to receive a cash bonus of 50% of his 2007 base compensation as a target award and up to 100% of his 2007 base compensation as an overachievement award. Messrs. Schmitz and Fishback were eligible to receive a cash bonus of 40% of their 2007 base compensation as a target award and up to 70% of their 2007 base compensation as an overachievement award. The determination as to whether to pay a cash bonus to Messrs. Kavazanjian, Schmitz and Fishback, as well as the amount of the cash bonus, if any, was made by the Board of Directors, in its sole discretion, based upon the Committee’s recommendation, which, in turn, was based upon our Board of Directors’ assessment of our performance during the fiscal year.

Our other executive officers, including Mr. Comerford, who was a Named Executive Officer for 2007, were each eligible to receive for 2007 a cash bonus of 30% of their 2007 base compensation as a target award and up to 50% of their base compensation as an overachievement award. The determination as to whether to pay a cash bonus to these officers, as well as the amount of the cash bonus, if any, depended on two factors, each of which was equally important. The first factor was the achievement of the performance goals established for each of these executive officers. Each executive officer’s performance goals were based upon the particular area for which the executive officer was responsible and related to the achievement of identifiable and largely objective standards. All were based, in part, on the achievement of budgeted financial thresholds. The second factor was the overall assessment by the Board of Directors of our performance during the fiscal year.

Mr. Evans was not eligible to receive a cash bonus in 2007 because his compensation included a component based on sales commissions. He received as a sales commission a certain percentage of all of our qualifying defense and government sales.

Mr. Fain was not employed by us in 2007 and therefore did not receive any cash bonus for that year.

For 2008, we continued to refine our STIP. For 2008, the target awards remained unchanged from 2007 for each executive officer, including the Named Executive Officers. Mr. Fain’s target award for 2008 was 40% of his 2008 base compensation. Mr. Kavazanjian’s overachievement award also remained unchanged. However, Mr. Schmitz, Mr. Fishback and Mr. Fain were eligible to earn up to 80% of their 2008 base compensation as an overachievement award. Our other executive officers were eligible to earn up to 60% of their 2008 base compensation as an overachievement award.

For 2008, Mr. Kavazanjian’s, Mr. Schmitz’s, Mr. Fishback’s and Mr. Fain’s STIP bonuses were based entirely on our financial results. The other executives had 50% of their targeted bonus amounts based on our financial performance and the other 50% based on the attainment of specified objectives. Payout of the objectives component of the targeted bonus amounts was subject to us having achieved at least 90% of our financial performance.

For 2008, Mr. Evans did not participate in the STIP, but instead received as a sales commission a certain percentage of all of our qualifying defense and government sales.

We use adjusted operating income as our measure of objective financial performance. Adjusted operating income represents operating income before amortization, non-cash stock compensation expense, the effect of a gain or loss on a minority ownership interest and any other items outside of the control of management that are approved by the Committee to be subtracted from operating income. In order for our executive officers to satisfy our financial performance component of the STIP, our adjusted operating income has to improve beyond certain budgeted levels. In 2007 and 2008, our adjusted operating income fell below such budgeted levels and our financial performance component of the STIP was not met. Accordingly, there were no STIP cash incentive payments made to our executive officers, including the Named Executive Officers. The failure to meet the 2008 operating performance target was due, at least in part, to relatively significant unplanned increases in commodity and freight costs and unanticipated costs associated with the integration of our recent acquisitions.

However, on March 6, 2009, we awarded discretionary cash bonuses in the aggregate amount of $180,750 to our executive officers, including our Named Executive Officers. The discretionary cash bonuses for the Named Executive Officers totaled $133,750. We chose to pay our executive officers a discretionary cash bonus because of the Committee’s evaluation of their individual performance coupled with our strong financial performance for the year. Our revenues and operating income for 2008 were $254,700,000 and $17,305,000, respectively, in each case a record amount that surpassed the previous five-year high by 85% and 240%, respectively. In addition, the amounts awarded to each Named Executive Officer represented approximately 25% of each Named Executive Officer’s target bonus under the STIP, with the exception of Mr. Evans who, because his plan was based on a sales generation commission, was not eligible to participate in the STIP. The discretionary cash bonuses awarded to our Named Executive Officers are as set forth below.

Name	Title	Amount

John D. Kavazanjian	President and Chief Executive Officer	$43,750
William A. Schmitz	Chief Operating Officer	$30,000
Robert W. Fishback	Vice President of Finance and Chief Financial Officer	$30,000
Philip A. Fain	Vice President of Business Development	$20,000
James E. Evans	Vice President of Business Operations	$10,000

For 2009, upon the recommendation of DolmatConnell, we continued to refine our STIP. Mr. Kavazanjian will be eligible to receive a cash award in an amount equal to up to 120% of his annual base compensation under the STIP for 2009. The determination as to whether Mr. Kavazanjian receives such cash award and the amount of such award actually paid to him, if any, will be based on whether we meet predetermined targets for our operating performance. Our operating performance must exceed 90% of the applicable targets in order for Mr. Kavazanjian to receive a STIP award. If our operating performance equals 100% of the applicable targets, Mr. Kavazanjian’s STIP award could equal up to 60% of his annual base compensation. If our operating performance exceeds 120% of the applicable targets, Mr. Kavazanjian’s STIP award could equal up to 120% of his annual base compensation.

Messrs. Schmitz, Fain and Fishback will each be eligible to receive a cash award in an amount equal to up to 90% of their annual base compensation under the STIP for 2009. The determination as to whether Messrs. Schmitz, Fain and Fishback receive such cash award and the amount of such award actually paid to them, if any, will be based on whether we meet predetermined targets for our operating performance. Our operating performance must exceed 90% of the applicable targets in order for Messrs. Schmitz, Fain and Fishback to receive a STIP award. If our operating performance equals 100% of the applicable targets, Messrs. Schmitz, Fain and Fishback’s STIP award could equal up to 45% of their annual base compensation. If our operating performance exceeds 120% of the applicable targets, Messrs. Schmitz, Fain and Fishback’s STIP award could equal up to 90% of their annual base compensation.

Mr. Evans is not eligible to receive a STIP award in 2009 because his compensation includes a component based on sales commissions. Mr. Evans receives as a sales commission a certain percentage of all of our sales. Previously, Mr. Evans had received as a sales commission a certain percentage of all qualifying defense and government sales, but because he is now focusing on all sales, not just military sales, we have broadened the terms of his commission. Mr. Evans’s target sales commission for 2009 is $250,000.

All other executive officers will be eligible to receive a cash award in an amount equal to up to 60% of their annual base compensation under the STIP for 2009. The determination as to whether such executive officer receives such cash award and the amount of such award actually paid to him, if any, will be based on two factors, the satisfaction of either of which could entitle the executive officer to receive a cash award. The first factor is whether we meet our predetermined targets for operating performance. Our operating performance must exceed 90% of the applicable targets in order for the executive officer to receive a cash award on account of the satisfaction of the first factor. If our operating performance equals 100% of the applicable targets, the first factor of the executive officer’s cash award could equal up to 15% of his annual base compensation. If our operating performance exceeds 120% of the applicable targets, the first factor of the executive officer’s cash award could equal up to 30% of his annual base compensation. The second factor is the Committee’s subjective evaluation of the executive officer’s performance. Each executive officer can receive a cash award in an amount equal to up to 30% of his annual base compensation upon the satisfaction of the second factor.

Long-Term Equity Incentive Compensation

The Committee has always believed that a portion of executive compensation should be based on a long-term incentive. In 2006, the Committee approved a new approach to long-term incentives for the Company. Historically, only stock options had been granted to executive officers. The adoption of the new approach to long-term incentive compensation is consistent with the Committee’s objective to align executive officers’ interests with those of the shareholders.

The long-term incentive compensation component of our executive compensation program exists to promote both long-term performance by the executive officers as well as our long-term retention of those executive officers. Our general philosophy is to base the overall long-term incentive compensation on the mid point of those companies set forth in our peer group. As with other compensation, however, the Committee can modify this target either upward or downward based on the Committee’s subjective evaluation of the long-term value of the individual executive officer to us.

Our long-term incentive compensation consists of three components: (1) stock options, (2) performance-vested restricted shares, and (3) time-vested restricted shares. Awards under stock option and time-vested restricted share portions of this plan have historically been made in December of every year, but most recently those awards were made in January of 2009. This plan will increase the link to shareholder value creation, retain key executive officer talent, and reduce SFAS 123(R) expenses. Each component is addressed below. By using a blend of these components, and aligning long-term incentive compensation with the marketplace and with the value of the executive officer to us, the Committee believes it can reward retention and performance, align the executive officers’ goals with those of our shareholders and encourage executive officer stock ownership. This structure also allows the Board or the Committee to make adjustments as market or employment pressures dictate without major changes to the structure or compromising the philosophy behind it.

Stock Options

The philosophy supporting the stock option component of our long-term incentive compensation program is to encourage retention through the vesting period and to encourage performance by aligning the value of the option, when vested, with the equity value of our common stock underlying the option. This aligns the goals of the executive officer better with the goals of our shareholders.

To continue to provide significant upside potential based on increases in our stock price, approximately 50% of the value of the long-term incentive award is delivered in the form of stock options. In 2006, the Board granted options to purchase shares of our common stock under our Restated LTIP to our executive officers. The options have a seven-year term and vest over a three-year period in equal installments. For 2007, in order for the options grants to reflect the value of our common stock, option awards were adjusted based on the Black Scholes value of the award. In December 2007, Mr. Kavazanjian received a conditional option to purchase 22,500 shares of common stock, Mr. Schmitz and Mr. Fishback each received conditional options to purchase 12,000 shares of common stock, and Mr. Comerford and Mr. Evans each received conditional options to purchase 6,000 shares of common stock. These options were conditioned upon our shareholders approving the amendment to the Restated LTIP to increase the number of shares of common stock authorized to be issued pursuant to the Restated LTIP, which they did at the 2008 Annual Meeting. In addition to these conditional options, the Committee granted conditional options to purchase a total of 24,000 shares of common stock to the remaining executive officers. The Committee chose to make these options conditional because there was an insufficient number of shares available under the Restated LTIP to make the 2007 award to the then Named Executive Officers consistent with past practices. In March 2008, the Committee granted to Mr. Fain a non-plan option to purchase 50,000 shares of our common stock.

In January 2009, the Committee granted options to purchase shares of our common stock under our Restated LTIP to certain of our executive officers. The options have a seven-year term, vest over a three-year period in equal installments, and have an exercise price of $12.1848 per share. Mr. Kavazanjian received an option to purchase 17,614 shares, Mr. Schmitz received an option to purchase 11,964 shares, Mr. Fain received an option to purchase 7,976 shares, and Mr. Fishback received an option to purchase 5,982 shares. In addition, the Committee granted options to purchase a total of 16,284 options to the remaining executive officers.

Performance-Vested Restricted Shares

The philosophy supporting the performance-based component of our long-term incentive compensation plan is to reward long-term performance by establishing a 3-year set of operating performance goals. In establishing these 3-year operating goals for the Company, the Committee believes that it encourages our executive officers to focus on a longer term set of objectives to complement the annual performance goals which underlie our cash bonus, or non-equity incentive program. This also ties our compensation to our performance in the marketplace, once again aligning the interests of our executive officers with that of our shareholders.

In order to strengthen the link to performance while delivering restricted shares to reduce our SFAS 123(R) expense, approximately 25% of the long-term incentive value will be delivered in the form of performance-vested restricted shares. In 2007, the Board granted performance-vested restricted shares of our common stock under our Restated LTIP to our executive officers. These shares vest in three equal installments and become unrestricted only if we meet or exceed the same predetermined target for our operating performance for 2007, 2008 and 2009 as used for determining cash awards pursuant to the non-equity incentive plan. Mr. Kavazanjian was granted a total of 15,000 performance-vested restricted shares, Mr. Schmitz and Mr. Fishback each were granted a total of 7,500 performance-vested restricted shares, and Mr. Comerford was granted a total of 4,500 performance-vested restricted shares. All other executive officers at that time were each granted a total of 3,000 performance-vested restricted shares. The plan also contemplates the ability to apply any excess operating performance to a prior year or a subsequent year for purposes of satisfying the vesting requirements.

Time-Vested Restricted Shares

The philosophy supporting the time-vested restricted share component of our long-term incentive compensation program is to retain key executive officers. It enables the Committee to tie a portion of current compensation to the continued employment of the executive officer with us, spreading that compensation over a 3-year period. By basing this component on stock ownership, it also ties the compensation, when the time-based restrictions lapse, to our performance in the marketplace, thereby better aligning the interests of the executive officer with that of our shareholders.

To increase the retention of key executives, approximately 25% of the long-term incentive value will be delivered in the form of time-based restricted shares. In 2006, the Board granted time-vested restricted shares of our common stock under our Restated LTIP to our executive officers. These shares vest over a three-year period in equal installments, commencing on the first anniversary of the grant date. Mr. Kavazanjian was granted a total of 2,000 time-vested restricted shares, Mr. Schmitz and Mr. Fishback each were granted a total of 2,500 time-vested restricted shares, and Mr. Comerford was granted a total of 1,500 time-vested restricted shares. Other executive officers were each granted a total of 1,000 time-vested restricted shares.

In 2007, the Board granted time-vested restricted shares of our common stock under our Restated LTIP to our executive officers. These shares vest over a three-year period in equal installments, a date set at the discretion of the Committee. Vesting commenced on March 1, 2009 with shares vesting equally on the next two anniversary dates of that date. Mr. Kavazanjian was granted a total of 3,000 time-vested restricted shares, Mr. Schmitz and Mr. Fishback each were granted a total of 1,800 time-vested restricted shares, and Mr. Comerford was granted a total of 1,200 time-vested restricted shares. Other executive officers, other than Mr. Evans, were each granted a total of 1,200 time-vested restricted shares. In addition, in December 2007 the Board granted Mr. Evans a total of 10,000 time-

vested restricted shares. The grant to Mr. Evans vests in three annual equal installments beginning on March 1, 2008.

In January 2009, the Committee granted time-vested restricted shares of our common stock under our Restated LTIP to certain of our executive officers. These shares vest over a three-year period in equal installments, commencing on first anniversary of the grant date. Mr. Kavazanjian was granted 4,766 time-vested restricted shares, Mr. Schmitz was granted 3,575 time-vested restricted shares, Mr. Fain was granted 1,986 time-vested restricted shares, and Mr. Fishback was granted 1,192 time-vested restricted shares. Other executive officers, other than Mr. Evans, were granted a total of 4,767 time-vested restricted shares. For purposes of the January 2009 grants, the Committee determined the number of shares of time-vested restricted stock to grant by dividing a predetermined dollar value for the restricted stock award by the value weighted average price of our common stock as quoted on the Nasdaq Global Market during the 30 trading days preceding the date the Committee approved the grant of the time-vested restricted stock.

Stock Ownership and Retention Guidelines

We have implemented share ownership guidelines in order to align better the interests of executive officers and shareholders. The stock ownership guidelines for executive officers are as follows:

President and Chief Executive Officer	1.0 times salary
Chief Operating Officer, Vice President of Finance and Chief Financial Officer, Vice President of Business Development and Vice President of Business Operations	0.5 times salary
Other Executive Officers	0.33 times salary

For 2009, the Committee established the presumed share price at $13.724 per share, which was based on the value weighted average price of our common stock on December 31, 2008. Each year the Committee will establish a new presumed share price for the following year taking into consideration our common stock’s historical performance. Executive officers have three years to achieve the required holdings. Additionally, until the share ownership guidelines are met, executive officers must hold at least 50% of all vested restricted share grants (on an after tax basis) and 50% of shares received on exercise of stock options.

Retirement Benefits

Other than the qualified 401(k) Plan with a company match that we may make available to all employees, we do not provide our executive officers with any other retirement benefits. Currently, we match one-half of the first 4% (2%) of the employee contribution under our 401(k) Plan. See page 34 for more information about our 401(k) Plan.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

The Committee has approved a flexible supplemental benefits account that has been established for each executive officer. The amount established for the Chief Executive Officer is $7,500 per annum and $5,000 for the other executive officers. Premiums for supplemental long-term disability insurance for executives will be taken out of these amounts and the Chief Executive Officer will present the Committee with other offerings that executives can use with their account balances.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2008, are included in the “All Other Compensation” column of the 2008 Summary Compensation Table on page 25.

Severance and Change of Control Payments

We have entered into employment agreements with certain of our Named Executive Officers that contain change of control and severance provisions. The terms of these agreements are summarized on page 31 under “Employment Arrangements.” The severance provisions of the employment agreements are intended to address competitive concerns by providing the Named Executive Officers with compensation that may alleviate the uncertainty of having to leave for another employer or foregoing other opportunities. The change of control provisions of the employment agreements are intended to allow us to rely upon the Named Executive Officers’ continued employment and objective advice, without concern that a Named Executive Officer might be distracted by the personal uncertainties and risks created by an actual or proposed change of control. These potential benefits provide our Named Executive Officers with important protections that we believe are necessary to attract and retain executive talent.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the executive compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 (the “Jobs Creation Act”) was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Committee does not believe that we currently have any nonqualified deferred compensation arrangements; however the Committee is mindful of the Jobs Creation Act and its related regulations when making compensation decisions. Effective December 31, 2008, we entered into Amended and Restated Employment Agreements with those of our executive officers with whom we had employment agreements in order to bring those agreements into compliance with Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options and restricted stock awards, in accordance with the requirements of SFAS 123R.

Conclusion

The Committee has reviewed all components of the Chief Executive Officer’s and other Named Executive Officers’ compensation, including salary, short-term cash incentive compensation, long-term equity incentive compensation, accumulated vested and unvested stock option and restricted stock, and the dollar value to each Named Executive Officer and cost to us of all perquisites and other personal benefits. The elements of the President and Chief Executive Officer’s and Named Executive Officers’ compensation are reported in the 2008 Summary Compensation Table on page 25.

Based on this review, the Committee finds the President and Chief Executive Officer’s and each other Named Executive Officer’s total compensation (including the potential payouts under change-in-control and severance scenarios) in the aggregate to be reasonable. The Committee believes that the President and Chief Executive Officer’s and each Named Executive Officer’s compensation are appropriate given our performance in 2008.

Based on the Company’s and the executive officers’ financial and non-financial performance in 2008, no non-equity incentive plan compensation was awarded to any of our executive officers, although discretionary cash bonuses were awarded on March 6, 2009 as described in this Compensation Discussion and Analysis under the caption, “2008 Executive Compensation Components, Performance-Based Annual Cash-Based Incentive Compensation.’’

The long-term incentives that were awarded in January 2009 were reasonable in light of the market and the fact that we and our shareholders benefit from the executive officers having an incentive to deliver increased shareholder return.

Total direct compensation for the Named Executive Officers remains conservatively positioned versus the market and the target pay for the Named Executive Officers has been moved to approximately the 50th percentile of peer group companies based on a 2008 survey and reassessment of our peer group. The strides made during the past several years in terms of increases to base salary and bonus targets, and more competitive long-term incentive compensation, will enable us to attract and retain executive talent while at the same time enhancing the long term objective of increasing shareholder value.

COMPENSATION AND MANAGEMENT COMMITTEE REPORT

The Compensation and Management Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Management Committee:

Daniel W. Christman, Chair

Anthony J. Cavanna

Ranjit C. Singh

Bradford T. Whitmore

The individuals named in the following tables include, as of December 31, 2008, our Principal Executive Officer, our Principal Financial Officer and our other Named Executive Officers.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, paid to or earned by the Named Executive Officers for all services in all capacities to the Company and its subsidiaries during 2006, 2007 and 2008:

						Non-Equity
				Stock	Option	Incentive Plan		All Other
		Salary	Bonus	Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)		($)(4)		($)

John D. Kavazanjian	2008	349,302	43,750	69,272	257,718	0		17,036		737,078
President & Chief	2007	330,293	0	57,388	271,120	0		7,391		666,192
Executive Officer	2006	309,345	0	1,550	306,258	0		3,620		620,773
Robert W. Fishback	2008	219,334	30,000	41,176	78,452	0		11,583		380,545
Vice President of	2007	200,392	0	34,047	85,198	0		7,757		327,394
Finance & Chief	2006	173,395	0	919	71,683	0		2,085		248,082
Financial Officer
William A. Schmitz	2008	263,659	30,000	41,176	76,569	0		10,540		421,944
Chief Operating Officer	2007	229,639	0	34,047	82,839	0		5,763		352,288
	2006	200,162	0	919	73,623	0		2,085		276,789
James E. Evans (5)	2008	203,280	10,000	60,581	47,494	228,222	(6)	12,887		562,464
Vice President of	2007	217,036	0	3,973	43,514	0		1,230		265,753
Business Operations
Philip A. Fain (7)	2008	186,660	20,000	0	152,889	0		88,408	(8)	447,957
Vice President of
Business Development

(1)	These amounts reflect a discretionary cash bonus paid on March 6, 2009 based on the Compensation and Management Committee’s evaluation of individual performance during 2008 and the Company’s strong financial performance during 2008. Such discretionary cash bonus is described on page 19 of this proxy statement under the heading “Performance-Based Annual Cash-Based Incentive Compensation.”

(2)	These amounts do not reflect actual value realized by the recipient. Amounts shown reflect the dollar value of restricted share awards granted pursuant to our shareholder approved Restated LTIP, including awards that vest based on time and awards that vest based on the achievement of performance-based standards. In accordance with SEC rules, the amount in this column for each year represents the portion of the grants, including those made in prior years, which were expensed pursuant to SFAS 123R. See Note 7 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008 and Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions we used in valuing and expensing these restricted share units in accordance with SFAS 123R.

(3)	These amounts do not reflect actual value realized by the recipient. In accordance with SEC rules, the amount in this column for each year represents the portion of stock options granted pursuant to our shareholder approved Restated LTIP, including those made in prior years, which were expensed pursuant to SFAS 123R. See Note 7 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008 and Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions we used in valuing and expensing these stock options in accordance with SFAS 123R.

(4)	All Other Compensation consists of the following:

					401(k) Plan
		Life	Other	Tax	Employer	Consulting
		Insurance	Benefits	Preparation	Match	Fees	Total
	Year	($)	($)	($)	($)	($)	($)

John D. Kavazanjian	2008	1,548	9,084	750	5,654	0	17,036
Robert W. Fishback	2008	469	7,565	0	3,549	0	11,583
William A. Schmitz	2008	385	7,694	0	2,461	0	10,540
James E. Evans	2008	820	6,373	0	5,694	0	12,887
Philip A. Fain	2008	414	6,325	0	1,725	79,944	88,408

(5)	Mr. Evans became a Named Executive Officer in 2007. Compensation information for Mr. Evans for 2006 is not provided because Mr. Evans was not a Named Executive Officer in 2006.

(6)	Mr. Evans received sales commission incentive compensation based on a specified percentage of all of our qualifying defense and government sales.

(7)	Mr. Fain became a Named Executive Officer in 2008. Compensation information for Mr. Fain for 2006 and 2007 is not provided because Mr. Fain was not a Named Executive Officer for those years.

(8)	Prior to Mr. Fain’s employment with us, he was a partner with CXO on the Go, LLC, a management consulting firm, which we hired as a consulting company. Disclosed in this column is $79,944 in consulting fees that we paid to CXO on the Go, LLC for services rendered by Mr. Fain and others during 2008.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2008:

										Grant
								All Other		Date
								Option	Exercise	Fair
								Awards:	or	Value
								Number of	Base	of Stock
				Estimated Possible Payouts Under				Securities	Price of	and
				Non-Equity Incentive Plan Awards(1)				Underlying	Option	Option
	Type of		Grant	Target		Maximum		Options	Awards	Awards
Name	Award	Plan	Date	($)		($)		(#)	($/Sh)	($)

John D. Kavazanjian	Cash Incentive	STIP	—	175,000		350,000
	Option	LTIP	06/05/08					22,500	13.11	126,813
Robert W. Fishback	Cash Incentive	STIP	—	88,000		176,000
	Option	LTIP	06/05/08					12,000	13.11	67,634
William A. Schmitz	Cash Incentive	STIP	—	106,000		212,000
	Option	LTIP	06/05/08					12,000	13.11	67,634
James E. Evans	Cash Incentive	Non-Plan	—	120,000	(2)	—	(2)
	Option	LTIP	06/05/08					6,000	13.11	33,817
Philip A. Fain	Cash Incentive	STIP	—	92,000		184,000
	Option	Non-Plan	03/07/08					50,000	12.59	265,510

(1)	Other than for Mr. Evans, amounts represent the potential target bonus and maximum bonus under the STIP described on page 19 under the heading “Performance-Based Annual Cash-Based Incentive Compensation.” Under the terms of the STIP, there is no threshold award amount and the maximum award amount is payable as an overachievement award. For 2008, the financial performance component of the STIP was not met and accordingly there were no STIP incentive payments made to our Named Executive Officers.

(2)	Mr. Evans participates in a sales commission incentive compensation program, whereby he was entitled to receive a specified percentage of all of our qualifying defense and government sales. There was no threshold award amount nor was there a maximum amount that Mr. Evans could earn under the sales commission incentive compensation program.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table sets forth information concerning the number of shares underlying exercisable and non-exercisable options outstanding at December 31, 2008 and vested and unvested restricted stock awards outstanding at December 31, 2008 for the Named Executive Officers:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of				Number of	Value of	Unearned	of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying				Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)	(#)(2)	($)(3)

John D. Kavazanjian						3,666	47,496
								15,000	158,250
	23,424	0		15.0500	12/7/2011
	26,576	0		15.0500	12/7/2011
	7,716	15,432	(4)	12.9600	12/9/2012
	22,284	4,568	(4)	12.9600	12/9/2012
	48,000	0		12.9600	6/8/2013
	20,000	10,000	(5)	10.5500	12/21/2013
	7,500	15,000	(6)	13.4338	6/5/2015

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of				Number of	Value of	Unearned	of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying				Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)	(#)(2)	($)(3)

Robert W. Fishback						2,633	33,070
								7,500	79,125
	1,000	0		5.1800	4/21/2010
	15,000	0		4.9600	4/25/2009
	1,000	0		10.0000	6/30/2010
	1,000	0		14.3800	9/30/2010
	1,000	0		12.3800	12/31/2010
	667	0		21.2800	3/31/2011
	333	0		21.2800	3/31/2011
	667	0		19.3600	6/30/2011
	333	0		19.3600	6/30/2011
	1,000	0		10.1700	9/30/2011
	723	0		15.0500	12/7/2011
	3,556	0		15.0500	12/7/2011
	15,721	0		15.0500	12/7/2011
	334	0		19.4500	12/31/2011
	666	0		19.4500	12/31/2011
	333	0		17.1200	3/31/2012
	667	0		17.1200	3/31/2012
	155	0		16.1500	6/30/2012
	845	0		16.1500	6/30/2012
	1,000	0		12.9200	9/30/2012
	1,159	7,270	(7)	12.9600	12/9/2012
	11,441	1,130	(8)	12.9600	12/9/2012
	999	0		12.0000	12/30/2012
	1	0		12.0000	12/30/2012
	1,000	0		12.8500	3/31/2013
	10,000	5,000	(5)	10.5500	12/21/2013
	242	4,044	(9)	13.4338	6/5/2015
	3,758	3,956	(10)	13.4338	6/5/2015

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of				Number of	Value of	Unearned	of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying				Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)	(#)(2)	($)(3)

William A. Schmitz						2,633	33,070
								7,500	79,125
	500	0		5.1800	4/21/2010
	1,000	0		5.1800	4/21/2010
	87	0		4.9600	4/25/2009
	6,163	0		4.9600	4/25/2009
	1,500	0		10.0000	6/30/2010
	1,500	0		14.3800	9/30/2010
	1,500	0		12.3800	12/31/2010
	1,500	0		21.2800	3/31/2011
	1,000	0		19.3600	6/30/2011
	500	0		19.3600	6/30/2011
	500	0		10.1700	9/30/2011
	1,000	0		10.1700	9/30/2011
	16,250	0		15.0500	12/7/2011
	8,750	0		15.0500	12/7/2011
	1,500	0		19.4500	12/31/2011
	1,500	0		17.1200	3/31/2012
	1,500	0		16.1500	6/30/2012
	1,500	0		12.9200	9/30/2012
	0	5,709	(11)	12.9600	12/9/2012
	11,400	1,891	(8)	12.9600	12/9/2012
	1,500	0		12.0000	12/30/2012
	1,500	0		12.8500	3/31/2013
	10,000	5,000	(5)	10.5500	12/21/2013
	1,222	5,587	(12)	13.4338	6/5/2015
	2,778	2,413	(13)	13.4338	6/5/2015
James E. Evans						6,600	89,034
	8,000	4,000	(14)	9.8400	9/8/2013
	3,334	6,666	(15)	9.7000	6/6/2014
	2,000	4,000	(4)	13.4338	6/5/2015
Philip A. Fain
	3,334	6,666	(16)	11.4217	6/6/2014
	0	50,000	(17)	12.7385	6/5/2015

(1)	The amounts shown represent awards of time-based restricted share awards granted to each Named Executive Officer in 2006 and 2007. The 2006 awards vest in three annual equal installments, beginning on December 21, 2007. The 2007 awards vest in three equal installments, beginning on March 1, 2009. The number of 2006 awards are as follows: Mr. Kavazanjian — 666; Mr. Fishback — 833; and Mr. Schmitz — 833. The number of 2007 awards are as follows: Mr. Kavazanjian — 3,000; Mr. Fishback — 1,800; Mr. Schmitz — 1,800; and Mr. Evans — 6,600.

(2)	The amounts set forth in this column reflect the number of shares of restricted share awards granted in 2006 under the Restated LTIP, which have not yet vested. These shares vest over a period of three years based upon the achievement of performance goals set for each year.

(3)	The amounts set forth in this column equal the number of shares of restricted share awards indicated multiplied by the closing price of our Common Stock on December 31, 2008. The amounts assume the maximum percentage of shares of restricted stock will vest based upon the achievement of the specified performance goals. The amounts indicated are not necessarily indicative of the amounts that may be realized by the Named Executive Officers.

(4)	This stock option will vest in equal installments on December 9, 2009 and December 9, 2010.

(5)	This stock option will vest on December 21, 2009.

(6)	This stock option will vest in equal installments on December 7, 2009 and December 7, 2010.

(7)	This stock option will vest on December 9, 2009 with respect to 3,070 shares and December 9, 2010 with respect to 4,200 shares.

(8)	This stock option will vest on December 9, 2009.

(9)	This stock option will vest on December 7, 2009 with respect to 569 shares and December 7, 2010 with respect to 3,475 shares.

(10)	This stock option will vest on December 7, 2009 with respect to 3,431 shares and December 7, 2010 with respect to 525 shares.

(11)	This stock option will vest on December 9, 2009 with respect to 1,909 shares and December 9, 2010 with respect to 3,800 shares.

(12)	This stock option will vest on December 7, 2009 with respect to 1,716 shares and December 7, 2010 with respect to 3,871 shares.

(13)	This stock option will vest on December 7, 2009 with respect to 2,284 shares and December 7, 2010 with respect to 129 shares.

(14)	This stock option will vest on September 8, 2009.

(15)	This stock option will vest in equal installments on June 6, 2009 and June 6, 2010.

(16)	This stock option will vest in equal installments on September 7, 2009 and September 7, 2010.

(17)	This stock option will vest in equal installments on March 7, 2009, March 7, 2010 and March 7, 2011.

2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning the number of shares of our common stock acquired upon the exercise of stock options during 2008 and the value realized upon exercise along with the number of shares acquired on vesting of restricted share awards and the value realized on vesting during 2008 by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)(1)	(#)	($)

John D. Kavazanjian	—	—	667	7,190
Robert W. Fishback	20,000	145,414	833	8,980
William A. Schmitz	18,750	105,276	833	8,980
James E. Evans	—	—	3,400	43,860
Philip A. Fain	—	—	500	8,175

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

EMPLOYMENT ARRANGEMENTS

Mr. Kavazanjian

On April 27, 2007, we entered into a new employment agreement with Mr. Kavazanjian, which superseded his existing employment agreement. Under the terms of this new employment agreement, we agreed to pay Mr. Kavazanjian an annual salary at the rate of $331,250 per year. This new salary rate went into effect as of January 1, 2007. Annually, our Compensation and Management Committee reviews Mr. Kavazanjian’s salary and makes such adjustments as it deems appropriate in accordance with our executive compensation guidelines. The agreement automatically extends for successive one-year terms, unless either of the parties provides advance written notice of such party’s desire not to renew the agreement. Such written notice must be provided at least 90 days prior to the scheduled expiration date of the then current term of the agreement.

If we terminate Mr. Kavazanjian’s employment agreement without “Business Reasons” (as defined in the employment agreement), or if a “Constructive Termination” (as defined in the employment agreement) occurs, then Mr. Kavazanjian will be entitled to the following benefits: (1) salary and the cash value of any accrued vacation (consistent with the Company’s vacation policies then in effect) through the termination date of his employment plus continued salary for an additional 24 months; (2) an amount equal to the average of the bonuses paid to him during the two preceding fiscal years or, if no bonuses were paid during such period, an amount equal to his then current annual target bonus; and (3) acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Kavazanjian shall remain exercisable for one year following such termination date). In such circumstances, Mr. Kavazanjian would also be entitled to continued health benefits for him and his family at his cost for a period of 18 months.

If we terminate Mr. Kavazanjian’s employment agreement within 18 months of the date of a “Change in Control” (as defined in the employment agreement), then Mr. Kavazanjian will receive the same benefits as discussed above except that all of his outstanding stock options and equity arrangements will accelerate, even if the remaining vesting period is in excess of two years. If Mr. Kavazanjian’s employment agreement is terminated because he experiences a “Disability” (as defined in the employment agreement), then Mr. Kavazanjian will be entitled to the same benefits as described above except that he will only receive an amount equal to his then current annual target bonus, not the average of the bonuses paid to him during the two preceding fiscal years.

If Mr. Kavazanjian’s employment agreement is terminated because of his death his representatives will be entitled to (1) an amount equal to his annual target bonus for the fiscal year in which he died (plus any unpaid bonus from the prior fiscal year); and (2) the acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Kavazanjian’s representatives shall remain exercisable for one year following such termination date).

Mr. Kavazanjian’s employment agreement provides that we will make a gross-up payment to him in the event that a parachute payment following a change in control of the Company is subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Kavazanjian’s employment agreement also provides for Mr. Kavazanjian to be indemnified by us for any expenses he occurs defending himself from any legal proceeding or threatened legal proceeding arising out of his service to us.

In December 2008, Mr. Kavazanjian’s employment agreement was amended to bring it into compliance with Section 409A of the Internal Revenue Code.

Mr. Schmitz

On April 27, 2007, we entered into a new employment agreement with Mr. Schmitz, which superseded his existing employment agreement. Under the terms of this new employment agreement, we agreed to pay Mr. Schmitz an annual salary at the rate of $230,000 per year. This new salary rate went into effect as of January 1, 2007. Annually, our Compensation and Management Committee reviews Mr. Schmitz’s salary and makes such adjustments as it deems appropriate in accordance with our executive compensation guidelines. The agreement automatically extends for successive one-year terms, unless either of the parties provides advance written notice of such party’s desire not to renew the agreement. Such written notice must be provided at least 90 days prior to the scheduled expiration date of the then current term of the agreement.

If we terminate Mr. Schmitz’s employment agreement without “Business Reasons” (as defined in the employment agreement) or if a “Constructive Termination” (as defined in the employment agreement) occurs, then Mr. Schmitz will be entitled to the following benefits: (1) salary and the cash value of any accrued vacation (consistent with the Company’s vacation policies then in effect) through the termination date of his employment plus continued salary for an additional 18 months; (2) an amount equal to the average of the bonuses paid to him during the two preceding fiscal years or, if no bonuses were paid during such period, an amount equal to his then current annual target bonus; and (3) acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Schmitz shall remain exercisable for one year following such termination date). In such circumstances, Mr. Schmitz would also be entitled to continued health benefits for him and his family at his cost for a period of 18 months.

If we terminate Mr. Schmitz’s employment agreement within 18 months of the date of a “Change in Control” (as defined in the employment agreement), then Mr. Schmitz will receive the same benefits as discussed above except that all of his outstanding stock options and equity arrangements will accelerate, even if the remaining vesting period is in excess of two years. If Mr. Schmitz’s employment agreement is terminated because he experiences a “Disability” (as defined in the employment agreement), then Mr. Schmitz will be entitled to the same benefits as described above except that he will only receive an amount equal to his then current annual target bonus, not the average of the bonuses paid to him during the two preceding fiscal years.

If Mr. Schmitz’s employment agreement is terminated because of his death his representatives will be entitled to (1) an amount equal to his annual target bonus for the fiscal year in which he died (plus any unpaid bonus from the prior fiscal year); and (2) the acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Schmitz’s representatives shall remain exercisable for one year following such termination date).

Mr. Schmitz’s employment agreement provides that we will make a gross-up payment to him in the event that a parachute payment following a change in control of the Company is subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Schmitz’s employment agreement also provides for Mr. Schmitz to be indemnified by us for any expenses he occurs defending himself from any legal proceeding or threatened legal proceeding arising out of his service to us.

In December 2008, Mr. Schmitz’s employment agreement was amended to bring it into compliance with Section 409A of the Internal Revenue Code.

Other Executive Officers

On April 27, 2007, we entered into an employment agreement with Mr. Fishback. The terms of his employment agreement are identical to the terms of Mr. Schmitz’s employment agreement, except that Mr. Fishback’s salary was set at the rate of $202,500 per year. Mr. Fishback’s employment agreement was amended identically to the amendment to Mr. Schmitz’s employment agreement described above. We have not entered into employment agreements with Mr. Fain or Mr. Evans.

Salary Adjustments

During its review of base salaries for executives, the Committee adjusted upward each Named Executive Officer’s base salary for 2008 and 2009. These adjusted base salaries differ from the salary information set forth in the 2007 employment agreements.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR A CHANGE IN CONTROL

The table below outlines certain potential payments and benefits payable to our Named Executive Officers in the event of termination and/or Change in Control as if such event had occurred on December 31, 2008. The value of the stock awards is based on the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2008, which was $13.41.

				Accelerated
	Salary		Bonus	Restricted	Accelerated	Gross-Up
	Continuation		Payment	Stock Awards	Stock Options	Payment	Total
Triggering Event	($)		($)	($)	($)	($)	($)

John D. Kavazanjian (1)
Involuntary Termination without Business Reasons or Constructive Termination	700,000		175,000	236,901	37,600	—	1,149,501
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	700,000	(2)	175,000	250,311	37,600	—	1,162,911
Change in Control	—		—	250,311	37,600	—	287,911
Disability	700,000		175,000	236,901	37,600	—	1,149,501
Death	—		175,000	236,901	37,600	—	449,501
Robert W. Fishback (1)
Involuntary Termination without Business Reasons or Constructive Termination	330,000		88,000	127,838	18,080	—	563,918
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	330,000	(2)	88,000	135,884	18,080	—	571,964
Change in Control	—		—	135,884	18,080	—	153,964
Disability	330,000		88,000	127,838	18,080	—	563,918
Death	—		88,000	127,838	18,080	—	233,918
William A. Schmitz (1)
Involuntary Termination without Business Reasons or Constructive Termination	397,500		106,000	127,838	17,720	—	649,058
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	397,500	(2)	106,000	135,884	17,720	—	657,104
Change in Control	—		—	135,884	17,720	—	153,604
Disability	397,500		106,000	127,838	17,720	—	649,058
Death	—		106,000	127,838	17,720	—	251,558
James E. Evans (3)
Change in Control	—		—	88,506	39,011	—	127,517
Philip A. Fain (3)
Change in Control	—		—	—	13,254	—	13,254

(1)	All amounts appearing in this table for Messrs. Kavazanjian, Fishback and Schmitz are made pursuant to their employment agreements with us, except for the amounts appearing in the row titled “Change in Control”, which are made pursuant to award agreements under our Restated LTIP. The employment agreements are summarized on page 31 of this proxy statement under the heading “Employment Arrangements.”

(2)	Upon the occurrence of this event, the amounts reflected in these rows will be paid immediately in a lump sum payment to the Named Executive Officer.

(3)	All amounts appearing in this table for Messrs. Evans and Fain are made pursuant to award agreements under our Restated LTIP.

401(k) PLAN

We established a profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the “401(k) Plan”), effective as of June 1, 1992. The 401(k) Plan was amended effective as of January 1, 1994. All employees in active service who have completed 1,000 hours of service or were participating in the 401(k) Plan as of January 1, 1994, not otherwise covered by a collective bargaining agreement (unless such agreement expressly provides that those employees are to be included in the 401(k) Plan), are eligible to participate in the 401(k) Plan. Eligible employees may direct that a portion of their compensation, up to a maximum of 17% (in accordance with all IRS limitations in effect on January 1, 1998) be withheld and contributed to their account under the 401(k) Plan.

In April 1996, our Board of Directors authorized a Company matching contribution up to a maximum of 1 1/2% of an employee’s annual salary for the calendar year ended December 31, 1996 and 3% for subsequent calendar years. In January 2001, the matching contribution was raised to a maximum of 4% (100% match of up to 3% of annual salary, and 50% match above 3% to a maximum of 5% of salary). We made or accrued contributions of $150,000, $234,000, and $162,000 for Fiscal 2000, 2001, and 2002, respectively. In January 2002, our match was suspended in an effort to conserve cash. Beginning in February 2004, we reinstated our match up to a maximum of 2%. In November 2005, our match was once again suspended in an effort to conserve cash. For 2007, 2006, 2005, 2004 and 2003, we contributed $63,000, $0, $133,000, $174,000 and $0, respectively, pursuant to the matching program then in effect. In October 2007, we reinstated our match up to a maximum of 2% for our United States employees. For 2008, we contributed $363,000 pursuant to the matching program.

All 401(k) contributions are placed in a trust fund to be invested at the trustees’ discretion, except that we may designate that the funds be placed and held in specific investment accounts managed by an investment manager other than the trustees. The trustees of our 401(k) Plan have retained an independent plan administrator for purposes of administering the plan. Amounts contributed to employee accounts by us or as compensation reduction payments, and any earnings or interest accrued on employee accounts, are not subject to federal income tax until distributed to the employee, and may not be withdrawn (absent financial hardship) until death, retirement or termination of employment.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The duties and responsibilities of the Audit and Finance Committee are set forth in our Audit and Finance Committee Charter, a copy of which is available on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.” Among other things, the Audit and Finance Committee reviews the adequacy of our systems of internal controls regarding financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. In addition, the Audit and Finance Committee recommends to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, approves the Company’s quarterly filings on Form 10-Q and selects the independent registered public accounting firm to audit our books and records.

The Audit and Finance Committee has:

•	Reviewed and discussed our audited financial statements for 2008 with our management and with BDO Seidman, LLP, our independent registered public accounting firm for 2008;

•	Discussed with our independent registered public accounting firm the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received from BDO Seidman, LLP the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with BDO Seidman, LLP their independence.

The Audit and Finance Committee met with our independent accountants with and without management present and discussed with them the results of their examinations, their evaluations of our internal control over financial reporting, our disclosure controls and procedures and the quality of our financial reporting. Based on the review and discussions referred to above, the Audit and Finance Committee concluded that BDO Seidman, LLP is independent and recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit and Finance Committee:

Paula H.J. Cholmondeley, Chair

Carole Lewis Anderson

Anthony J. Cavanna

OTHER MATTERS

Our Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement for our 2010 Annual Meeting of Shareholders must be submitted in writing to us to our Corporate Secretary at 2000 Technology Parkway, Newark, New York 14513, and must be received by the Company by January 1, 2010.

Any shareholder proposal submitted for consideration at our 2010 Annual Meeting of Shareholders but not submitted for inclusion in the proxy statement for that meeting that is received by us after March 17, 2010 will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and the proponent of any such proposal does not issue its own proxy statement.

Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, is included in the 2008 Annual Report to Shareholders which accompanies this proxy statement.

By Order of the Board of Directors

Patricia C. Barron
Chair of the Board of Directors

May 1, 2009

PROXY
ULTRALIFE CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John D. Kavazanjian and Peter F. Comerford, or either of them, as proxy for the undersigned, with full power of substitution, to vote all shares of the common stock of Ultralife Corporation owned by the undersigned at the Annual Meeting of Shareholders to be held on June 9, 2009 at 10:30 A.M. local time, at our corporate offices, which are located at 2000 Technology Parkway, Newark, New York 14513, and at any adjournments of such meeting, on the matters listed in this proxy and described in the notice of annual meeting and proxy statement and upon such other business as may properly come before such meeting and any adjournments thereof. This proxy revokes any prior proxy given by the undersigned.
(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
ULTRALIFE CORPORATION
June 9, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 9, 2009:
The proxy statement and annual report to shareholders
are available at http://investor.ultralifecorp.com.
For directions to the annual meeting, please visit http://www.ulbi.com/company.php?ID=2&topn.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯  Please detach along perforated line and mail in the envelope provided.  ¯

2 0 8 3 0 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 3	0 6 0 9 0 9

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.
NOMINEES:
☐	FOR ALL NOMINEES	O O	Carole Lewis Anderson Patricia C. Barron
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O O	Anthony J. Cavanna Paula H. J. Cholmondeley Daniel W. Christman
☐	FOR ALL EXCEPT (See instructions below)	O O	John D. Kavazanjian Ranjit C. Singh
		O	Bradford T. Whitmore

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.
You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated May 1, 2009, describing more fully the proposals listed in this proxy.
This proxy will be voted as specified by you. Unless you withhold authority to vote for one or more of the nominees according to the instructions, your signed proxy will be voted FOR the election of the named nominees for directors and, unless you specify otherwise, FOR the other proposal listed herein and described in the accompanying proxy statement.
I plan to attend the meeting in person.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.